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                                                                     EXHIBIT 4.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). NO INTEREST IN THIS NOTE MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO
(i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (ii) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE
ACT), OR (iii) AN EXEMPTION FROM REGISTRATION UNDER THE ACT WHERE THE HOLDER HAS FURNISHED TO THE PAYOR AN ACCEPTABLE OPINION OF ITS COUNSEL THAT AN EXEMPTION PROM REGISTRATION UNDER THE ACT IS AVAILABLE.

                            ARCADIA RESOURCES, INC.
                        12% CONVERTIBLE PROMISSORY NOTE

$5,000,000.00                                                     APRIL 27, 2005

      FOR VALUE RECEIVED, the undersigned, Arcadia Resources, Inc., a Nevada corporation (`Payor"), having its executive office and principal place of business at 26777 Central Park Boulevard, Suite 200, Southfield, Michigan 48076, hereby promises to pay to Jana Master Fund, Ltd. ("Payee"), having an address at 200 Park Avenue, Suite 3900, New York, NY 10166, at Payee's address set forth above (or at such other place as Payee may from time to-time hereafter direct by notice in writing to Payor), the principal sum of FIVE MILLION DOLLARS ($5,000,000.00), in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts in accordance with the terms hereof.

1.    PAYMENT OF PRINCIPAL AND INTEREST.

      1.1 The principal amount of this Note outstanding from time to time shall bear simple interest at the annual rate (the "Note Rate") of twelve percent (12%) from the date hereof until the entire principal balance due under this Note has been paid in full.

      1.2 The unpaid principal balance shall be due and payable on May 1, 2006 ("Maturity Date"). Accrued unpaid interest on the unpaid principal balance due under this Note at the Note Rate shall be due and payable on the following dates: July 31, 2005; October 31, 2005; January 31, 2006; and the Maturity Date.

      1.3 Payor shall not have the right to prepay any portion of the principal amount due under this Note until June 27, 2005 ("Permitted Prepayment Date"). At any time and from time to time after the Permitted Prepayment Date, Payor may prepay this Note in whole or in part, together with (i) the unpaid interest thereon accrued through the date of prepayment, and (ii) a prepayment fee equal to 2.5% of the portion of then outstanding principal balance that is being prepaid.

      1.4 All payments (including prepayments) made by the Payor on this Note shall be applied first to the payment of accrued unpaid interest on this Note and then to the reduction of the unpaid principal balance of this Note.

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      1.5   In the event that the date for the payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday under the laws of the State of New York, the time for payment of such amount shall be extended to the next succeeding business day and interest at the Note Rate shall continue to accrue on any principal amount so effected until the payment thereof on such extended due date.

2.    REPLACEMENT OF NOTE.

      2.1 In the event that this Note is mutilated, destroyed, lost or stolen, Payor shall, at its sole expense, execute, register and deliver a new Note, in exchange and substitution for this Note, if mutilated, or in lieu of and substitution for this Note, if destroyed, lost or stolen. In the case of destruction, loss or theft, Payee shall furnish to Payor indemnity reasonably satisfactory to Payor, and in any such case, and in the case of mutilation, Payee shall also furnish to Payor evidence to its reasonable satisfaction of the mutilation, destruction, loss or theft of this Note and of the ownership thereof. Any replacement Note so issued shall be in the same outstanding principal amount as this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been paid, dated the date of this Note.

      2.2 Every Note issued pursuant to the provisions of Section 2.1 above in substitution for this Note shall constitute an additional contractual obligation of the Payor, whether or not this Note shall be found at any time or be enforceable by anyone.

3.    INTENTIONALLY OMITTED

4.    COVENANTS OF PAYOR.

      Payor covenants and agrees that, so long as this Note remains outstanding and unpaid, in whole, or in part:

      4.1 Payor will not sell, transfer or dispose of a material part of its assets without obtaining Payee's written consent, other than inventory in its ordinary course of business;

      4.2   Intentionally Omitted

      4.3 Payor will promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it, its income and profits, or any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Payor or such subsidiary shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Payor or such subsidiary, as the case may be, shall set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested;

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      4.4   Payor will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and substantially comply with all laws applicable to Payor as its counsel may advise;

      4.5 Payor will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition (except for the effects of reasonable wear and tear in the ordinary course of business) and will from time to time, make all necessary and proper repairs, renewals, replacements, betterments and improvements thereto;

      4.6 Payor will keep adequately insured, by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

      4.7 Payor will, promptly following the occurrence of an Event of Default or of any condition or event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, furnish a statement of Payor's Chief Executive Officer or Chief Financial Officer to Payee setting forth the details of such Event of Default or condition or event and the action which Payor intends to take with respect thereto; and

      4.8 Payor will, and will cause each of its subsidiaries to, at all times maintain books of account in which all of its financial transactions are duly recorded in conformance with generally accepted accounting principles.

5. EVENTS OF DEFAULT. The following events each constitute an "Event of Default":

      5.1 The dissolution of Payor or any vote in favor thereof by the board of directors and shareholders of Payor; or

      5.2 Payor makes an assignment for the benefit of creditors, or files with a court of competent jurisdiction an application for appointment of a receiver or similar official with respect to it or any substantial part of its assets, or Payor files a petition seeking relief under any provision of the Federal Bankruptcy Code or any other federal or state statute now or hereafter in effect affording relief to debtors, or any such application or petition is filed against Payor, which application or petition is not dismissed or withdrawn within sixty (60) days from the date of its filing; or

      5.3 Payor fails to pay the principal amount, or interest on, or any other amount payable under this Note within five (5) days of when the same becomes due and payable; or

      5.4 Payor admits in writing its inability to pay its debts as they mature; or

      5.5 Payor sells all or substantially all of its assets or merges or is consolidated with or into another corporation other than a transaction whose primary purpose is to re-domicile the Payor ; or

      5.6 A proceeding is commenced to foreclose a security interest or lien in any

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            property or assets of Payor as a result of a default in the payment or performance of any debt (in excess of $350,000 and secured by such property or assets) of Payor or of any subsidiary of Payor; or

      5.7 A final judgment for the payment of money in excess of $350,000 is entered against Payor by a court of competent jurisdiction, and such judgment is not discharged (nor the discharge thereof duly provided for) in accordance with its terms, nor a stay of execution thereof procured, within sixty (60) days after the date such judgment is entered, and, within such period (or such longer period during which execution of such judgment is effectively stayed), an appeal therefrom has not been prosecuted and the execution thereof caused to be stayed during such appeal; or

      5.8 An attachment or garnishment is levied against the assets or properties of Payor or any subsidiary of Payor involving an amount in excess of $350,000 and such levy is not vacated, bonded or otherwise terminated within sixty (60) days after the date of its effectiveness; or

      5.9 Payor defaults in the due observance or performance of any covenant, condition or agreement on the part of Payor to be observed or performed pursuant to the terms of this Note (other than the default specified in Section 5.3 above) and such default continues uncured for a period of thirty (30) days from the date Payor receives written notice from the Payee.

      Upon the occurrence of any such Event of Default and at any time thereafter, the holder of this Note shall have the right (at such holder's option) to declare the principal of, accrued unpaid interest on, and all other amounts payable under this Note to be forthwith due and payable, whereupon all such amounts shall be immediately due and payable to the holder of this Note, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived; provided.

6.    SUITS FOR ENFORCEMENT AND REMEDIES.

      6.1 If any one or more Events of Default shall occur and be continuing, the Payee may proceed to (1) protect and enforce Payee's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, (ii) enforce the payment of this Note, or (iii) enforce any other legal or equitable right of the holder of this Note. No right or remedy herein or in any other agreement or instrument conferred upon the holder of this
            Note is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

7.    UNCONDITIONAL OBLIGATION; FEES, WAIVERS, OTHER.

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      7.1   The obligation to make the payments provided for in this Note are absolute and unconditional and are not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.

      7.2 If, following the occurrence of an Event of Default, Payee shall seek to enforce the collection of any amount of principal of and/or interest on this Note, there shall be immediately due and payable from Payor, in addition to the then unpaid principal of, and accrued unpaid interest on, this Note, all reasonable costs and expenses incurred by Payee in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements.

      7.3 No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver or as an acquiescence in any default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

      7.4 This Note may not be modified or discharged (other than by payment) except by a writing duly executed by Payor and Payee.

      7.5 Payor hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit, and diligence in taking any action to collect amounts called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times which Payee had or is existing as security for any amount called for hereunder.

8. CONVERSION RIGHTS. At any time in which principal is outstanding under this Note, the Payee shall have the unconditional right upon irrevocable written notice to Payor to convert all of the outstanding principal, accrued, but unpaid interest and any other amounts owing under this Note into shares of common stock of the Payor (the "Conversion Shares") at a rate of one (1) share of common stock per $2.25 of the amount outstanding under this Note.

9. REGISTRATION RIGHTS. The Company shall include the maximum amount of Conversion Shares issuable as of the date hereof in the pending S-1 Registration Statement which is subject to review and approval by the SEC.

10. RESTRICTION ON TRANSFER. This Note has been acquired for investment, and neither this Note nor any of the Conversion Shares issuable pursuant to a conversion pursuant to Section 8 herein have been registered under the securities laws of the United States of America or any state thereof. Accordingly, no interest in this Note may be offered for sale, sold or transferred in the absence of registration and qualification of this Note or the Conversion Shares, as the case may be, under applicable federal and state securities laws or an opinion of counsel of Payee reasonably satisfactory to Payor that such registration and qualification are not required.

11.   MISCELLANEOUS.

      11.1 The headings of the various paragraphs of this Note are for convenience of

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            reference only and shall in no way modify any of the terms or provisions of this Note.

      11.2 All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail (return receipt requested, postage prepaid), facsimile transmission or overnight courier to the address of the intended recipient as set forth in the preamble to this Note or at such other address as the intended recipient shall have hereafter given to the other party hereto pursuant to the provisions of this Note.

      11.3 This Note and the obligations of Payor and the rights of Payee shall be governed by and construed in accordance with the substantive laws of the State of New York without giving effect to the choice of laws rules thereof.

      11.4  This Note shall bind Payor and its successors and assigns.

                                           ARCADIA RESOURCES, INC.

                                           By: /S/ JOHN E. ELLIOTT, III
                                              ---------------------------------

                                               John E. Elliott, III

                                           Its: Chief Executive Officer

Accepted and Agreed to:

JANA MASTER FUND LTD.

By: /S/ MARC LEHMANN
   ----------------------

Its:_____________________

Title: Partner

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